Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
General Mills, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of General Mills, Inc. of our report dated July 10, 2008, relating to the consolidated balance sheets of General Mills, Inc. and subsidiaries as of May 25, 2008 and May 27, 2007 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, cash flows, and the financial statement schedule for each of the fiscal years in the three-year period ended May 25, 2008 and the effectiveness of the Company’s internal control over financial reporting as of May 25, 2008, which report is included in the May 25, 2008 annual report on Form 10-K of General Mills, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” on May 28, 2007. It also refers to a change during fiscal 2007 in the classification of shipping costs, a change in the Company’s annual goodwill impairment assessment date to December 1, and the adoption of Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” on May 29, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” on May 27, 2007.
/s/ KPMG LLP
Minneapolis, Minnesota
July 14, 2008